THIRD AMENDMENT AGREEMENT

THIS AGREEMENT is made as of the 31st day of July, 2005

B E T W E E N:

ROGERS WIRELESS INC.

- and -

THE BANK OF NOVA SCOTIA
in its capacity as Agent

RECITALS:

A. The parties to this agreement are parties to an amended and restated credit agreement dated as of March 15, 1997, as amended by a first amendment agreement dated as of April 12, 2001, and a second amendment agreement dated as of October 8, 2004 (as amended, the "**Existing Credit Agreement**").

B. The Borrower has requested an amendment to the terms of Section 2.1(a) of the Existing Credit Agreement pursuant to which the Borrower is required to represent and warrant upon each utilization of the Credit by the Borrower that each Obligor is a corporation duly incorporated or amalgamated, organized and validly existing under the laws of its incorporating jurisdiction, to reflect the fact that an Obligor may not be a corporation, as contemplated by other sections of the Existing Credit Agreement.

C. The Borrower and the Agent have agreed that the proposed amendment is a clerical or administrative error that may be clarified pursuant to Section 15.4(c) of the Existing Credit Agreement by an amendment in writing executed by the Borrower and the Agent.

D. The Agent has agreed to the Borrower's request on the terms and conditions set forth herein and the parties are entering this Third Amendment Agreement to give effect thereto.

E. This Third Amendment Agreement also records a consent given by the Majority Lenders pursuant to Section 7.1.12 of the Existing Credit Agreement in response to a request by the Borrower arising from a proposed reorganization of the Borrower's assets.

F. Capitalized terms that are used and not otherwise defined in this Third Amendment Agreement have the meanings defined in the Existing Credit Agreement.

NOW THEREFORE in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be bound by this Third Amending Agreement, the parties agree as follows:

1. **<u>Amendment to Section 2.1(a) of the Existing Credit Agreement</u>**. Section 2.1(a) of the Existing Credit Agreement is deleted in its entirety and replaced with the following:

"(a) each Obligor is duly incorporated, amalgamated, continued, formed or otherwise organized and validly existing under the laws of its jurisdiction of incorporation, amalgamation, continuance, formation or organization and is in all material respects in compliance with the laws of Canada and the laws of those provinces in which it carries on business;".

2. **<u>Consent Pursuant to Section 7.1.12 of the Existing Credit Agreement</u>**. The Agent hereby confirms that the Majority Lenders have consented in writing to the transfer of spectrum licenses by the Borrower to Rogers Wireless Partnership, an Ontario general partnership owned by the Borrower and Fido Solutions Inc. (a Restricted Subsidiary), which general partnership will be designated as a Restricted Subsidiary, all as part of the transfer of property of the Borrower to the general partnership.

3. **<u>Agreement Ratified and Confirmed</u>**. Except as amended by this Third Amendment Agreement, the Credit Agreement shall remain in full force and effect, without amendment, and is hereby ratified and confirmed. Without in any way limiting the terms of the Existing Credit Agreement or any other document or instrument relating thereto, the Borrower confirms that the Security made or granted by it pursuant to or in connection with the Existing Credit Agreement remains in full force and effect and shall continue to secure the Obligations, including but not limited to any Obligations arising as a result of this Third Amendment Agreement, all notwithstanding the amendments to the Existing Credit Agreement contained herein.

4. **<u>Counterparts</u>**. This Third Amendment Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. For the purposes of this section, the delivery of a facsimile copy of an executed counterpart of this Third Amendment Agreement shall be deemed to be valid execution and delivery thereof. Each party so delivering a facsimile copy shall also deliver an original copy of this Third Amending Agreement forthwith following such facsimile transmission.

5. **<u>Governing Law</u>**. This Third Amendment Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

6. **<u>One Document</u>**. This Third Amendment Agreement and the Existing Credit Agreement shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Third Amending Agreement as of the date first written above.

ROGERS WIRELESS INC.

By: ______________________________
Alan D. Horn
Vice-President

By: ______________________________
M. Lorraine Daly
Vice-President, Treasurer

THE BANK OF NOVA SCOTIA, as Agent

By: ______________________________
Name: S.J. Torrens
Title: Managing Director

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF the parties have executed this Third Amending Agreement as of the date first written above.

ROGERS WIRELESS INC.

By: ______________________
Alan D. Horn
Vice-President

By: ______________________
M. Lorraine Daly
Vice-President, Treasurer

THE BANK OF NOVA SCOTIA, as Agent

By: ______________________
Name:
Title:

By: ______________________
Name:
Title:

5259029.7
01387-2298